GENUINE PARTS COMPANY

NEWS RELEASE

FOR IMMEDIATE RELEASE

GENUINE PARTS COMPANY
REPORTS FIRST QUARTER 2020 RESULTS
AND PROVIDES COVID-19 BUSINESS UPDATE

•Sales of $4.6 Billion, Down 3.7%; Excluding Divestitures, Up 1.1%
•Diluted EPS $0.94; Adjusted EPS $0.92
•Enacted Preparedness Plan to Protect our People, Ensure Business Continuity and Position Company for Recovery

Atlanta, Georgia, May 6, 2020 -- Genuine Parts Company (NYSE: GPC) announced today its results for the first quarter ended March 31, 2020 and provided a business update on how it is navigating through the COVID-19 pandemic.

“Our hearts go out to the millions affected by the ongoing COVID-19 pandemic, and we thank those healthcare providers, first responders and other workers on the front lines of our fight against this outbreak. Their commitment to the care and protection of our citizens and communities is admirable and greatly appreciated,” said Paul Donahue, Chairman and Chief Executive Officer of Genuine Parts Company. “We also owe a debt of gratitude to our associates across the GPC family. Our team members have stepped up with a powerful display of commitment to GPC and our mission. Working together, we have rallied through the crisis with preparedness plans to help our employees stay healthy and well, and our operations remain safe, open and positioned to service our customers' critical needs during these unprecedented times.”

Mr. Donahue added, “Our top priority remains the health and safety of our employees, customers and communities, and the enhanced protocols at each of our facilities and offices have required us to change the way we are conducting business. As our automotive, industrial and business products operations are each classified 'essential' businesses to the communities in which we serve, our ability to adapt to the changing circumstances as dictated by COVID-19 has allowed us to continue operations and serve our valued customers.”

First Quarter 2020 Results

Sales for the first quarter ended March 31, 2020 were $4.6 billion, a 3.7% decrease compared to $4.7 billion for the same period in 2019. Total sales for the first quarter included the contribution of 5.3% from prior year acquisitions, offset by a 3.5% comparable sales decrease, a 0.9% negative impact from foreign
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currency translation and a 4.8% impact due to the divestiture of certain businesses. Excluding divestitures, net sales were up 1.1% in the first quarter(1).

Net income for the first quarter was $136.5 million and diluted earnings per share were $0.94. Excluding the impact of certain transaction, restructuring and other costs and income, adjusted net income was $133.4 million, or $0.92 per diluted share compared to $1.28 per diluted share last year(1).

The Company estimates that COVID-19 was an approximate 3.0% headwind to sales and had a 0.7% impact on total segment operating margin, or $0.21 per diluted share in the first quarter. In addition, a non-cash mark-to-market expense related to a retirement plan valuation adjustment, incurred due to the extraordinary decline in the financial markets during the quarter, was an additional $0.10 headwind to earnings per share.

First quarter sales for the Automotive Group were down 1.6%, or down 1.0% excluding divestitures. This includes a 5.7% contribution from acquisitions and other adjustments, less a 5.0% comparable sales decrease and an unfavorable foreign currency translation of 1.7%. Sales for the Industrial Parts Group were down 7.7%, or up 4.7% excluding the EIS divestiture. The increase in sales reflects a 7.8% benefit from acquisitions, offset by a 3.1% comparable sales decrease. Sales for the Business Products Group were down 2.3%, including a 3.8% decrease related to the sale of SPR Canada and other divestitures. Excluding these divestitures, sales for Business Products were up 1.5% for the quarter.

Paul Donahue commented, “Our first quarter results were driven by total sales growth of 1.1% excluding the impact of divestitures, as the sales and operating environment were severely impacted by the COVID-19 pandemic as the quarter progressed. Despite the challenges of these unprecedented business conditions, our North American industrial operations as well as both our automotive and industrial businesses in Australasia operated well and reported improved profit margins. In addition, we improved our total gross margin rate in the quarter and implemented accelerated costs savings initiatives to more effectively leverage our cost structure as we move forward. We also took steps to modify our capital allocation priorities, review our debt structure and more effectively manage our working capital to preserve cash and ensure ample liquidity through the crisis.”

Balance Sheet Cash Flow and Capital Allocation

The Company generated cash flow from operations of $74 million in the quarter, an increase of 20% compared to the prior year, driven primarily by the effective management of our working capital. Capital expenditures during the quarter were $45 million, relatively flat to a year ago as the Company's efforts to reduce non-essential capital expenditures as a result of COVID-19 have yet to take hold.

The Company returned $207 million to shareholders during the quarter, including $111 million in the form of quarterly dividends and $96 million in share repurchases. As previously announced on April 6, 2020, the Company has decided to pause its share repurchase program and curtail acquisition activities until there is greater visibility into the macro environment. Given the current economic conditions, and out of an abundance of caution, the Company remains focused on maintaining liquidity and maximizing cash flow.

Net debt at the end of the quarter was approximately $3.3 billion and the Company has available liquidity of over $1.1 billion, inclusive of $354 million in cash on hand. Additionally, the Company is in compliance with all its debt covenants as of the quarter-end.

(1) Adjusted net income, adjusted diluted net income per common share and sales excluding divestitures are non-GAAP financial measures. Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

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COVID-19 Response and Business Update

The Company entered 2020 focused to execute its strategic growth initiatives, improve its operating performance and productivity, maintain a strong balance sheet, deliver meaningful cash flows and effectively allocate capital. Prior to the occurrence of the COVID-19 pandemic, 2020 was poised to be an exciting year, with $100 million in cost savings initiatives well underway and plans in place for both top and bottom line growth.

As steps to prevent the spread of COVID-19 by government and health officials began to significantly affect routine consumer behavior, the Company experienced a sharp decline in demand beginning in mid-March, and this trend continued for the balance of the quarter and throughout April. For perspective, after a strong start to March, with daily sales excluding divestitures trending at greater than 4% growth through the first half of the month, daily sales were down approximately 16% over the last two weeks of the quarter. In April, total daily sales excluding divestitures were down an estimated 25%, with the Automotive Group down approximately 30%, Industrial down 10% and Business Products down 20%.

As of May 6, 2020, most of our facilities are operational, except for France which remains in temporary lockdown due to preemptive government mandates. In New Zealand, which was also in full lockdown throughout most of March and April, the government has initiated the process of easing its restrictions and our operations are gradually returning to work. We also continue to closely manage our supply chain and have been in daily communication with our suppliers and customers to preserve business continuity. Our supply chain has been in good standing and supportive of strong service levels to our customers.

In consideration of the severe impact of COVID-19 and continued uncertainty in the coming months, the Company has been focused on the controlled execution of its preparedness plans, including:

•Enhanced safety protocols for employees and facilities
•Diligent and more frequent communications with employees, suppliers and customers
•Innovation in customer service capabilities to drive sales, including on-line, curbside pick-up, ship to home and touchless delivery offerings
•Realignment of capital allocation priorities to effectively preserve cash
•More favorable debt covenants, effective May 1, 2020
•Evaluating alternative forms of liquidity - including utilization of asset-based lending
•Implementation of accelerated and substantial cost savings initiatives
•Generous giving in support of healthcare providers and first responders in our communities

Mr. Donahue concluded, “These are unusual and difficult times, but we are very proud of how our team has responded and confident that we will pull through this crisis and emerge well-positioned for the future. This is a testament to the strong GPC culture and deeply embedded values throughout the organization, gained from our 93-year history.”

2020 Outlook

On April 6, 2020, the Company withdrew its full-year 2020 guidance. Due to the economic uncertainty as a result of the rapidly evolving COVID-19 pandemic and the limited visibility on the impacts to our businesses, we cannot reasonably estimate the Company's full year financial and operating results at this time. Therefore, we will not be providing annual guidance updates until macro-economic conditions improve.

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Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include changes in sales excluding divestitures, adjusted net income and adjusted diluted net income per common share. The Company believes that the presentation of changes in sales excluding divestitures, adjusted net income and adjusted diluted net income per common share, which are not calculated in accordance with GAAP, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provide meaningful supplemental information to both management and investors that is indicative of the Company's core operations. The Company considers these metrics useful to investors because they provide greater transparency into management’s view and assessment of the Company’s ongoing operating performance by removing items management believes are not representative of our continuing operations and may distort our longer-term operating trends. We believe these measures to be useful to enhance the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not associated with the Company’s core operations. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures as superior to, in isolation from, or as a substitute for, GAAP financial information. The Company has included a reconciliation of this additional information to the most comparable GAAP measure following the financial statements below.

Comparable Sales

Comparable sales is a key metric that refers to period-over-period comparisons of our sales excluding the impact of acquisitions, divestitures and foreign currency. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s core ongoing operations. This is a metric that is widely used by analysts, investors and competitors in our industry, although our calculation of the metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Daily Sales

Daily sales is a key metric that represents the amounts invoiced to the Company's customers each day. Daily sales do not represent GAAP-based sales because, among other things, invoices are not always generated at the same time goods and services are delivered to customers and the amounts do not include adjustments for estimates of returns, rebates or other forms of variable consideration. Management uses this metric to monitor demand trends at each of its subsidiaries throughout each month for the purposes of monitoring performance against forecasts and to make operational decisions. The Company considers this metric useful to investors because it provides greater transparency into management’s view and assessment of the Company’s ongoing operations. The calculation of this metric may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate this metric in the same manner.

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. Eastern time to discuss the results of the quarter and provide a COVID-19 business update. A supplemental earnings deck will also be available for reference. Interested parties may listen to the call on the Company’s website, www.genpt.com, by clicking “Investors,” or by dialing 877-407-0789, conference ID 13701533. A replay will also be available on the Company’s website or at 844-512-2921, conference ID 13701533, two hours after the completion of the call until 12:00 a.m. Eastern time on May 20, 2020.

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About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada, Mexico, Australasia, France, the U.K., Germany, Poland, the Netherlands and Belgium. The Company also distributes industrial replacement parts in the U.S., Canada, Mexico and Australasia through its Industrial Parts Group. S.P. Richards Company, the Business Products Group, distributes a variety of business products in the U.S. Further information is available at www.genpt.com.

Contacts

Carol B. Yancey, Executive Vice President and CFO – (678) 934-5044
Sidney G. Jones, Senior Vice President - Investor Relations – (678) 934-5628; sid_jones@genpt.com

Forward Looking Statements

Some statements in this press release and the related conference call, as well as in other materials we file with the Securities and Exchange Commission (SEC) or otherwise release to the public and in materials that we make available on our website, constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Senior officers may also make verbal statements, including during today’s conference call, to analysts, investors, the media and others that are forward-looking. These forward-looking statements include, without limitation, our expected ability to operate and protect our workforce during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, our efforts and initiatives to help us emerge from the pandemic well-positioned, our ongoing efforts to maintain compliance and flexibility under our debt covenants, our liquidity position to continue to operate during these highly uncertain times and plans for future cost savings.

The Company cautions that its forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information, you are cautioned not to place undue reliance on our forward-looking statements. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors may include, among other things, the extent and duration of the disruption to our business operations caused by the global health crisis associated with the COVID-19 outbreak, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, on vehicle miles driven as well as other metrics that affect our business, and on access to capital and liquidity provided by the financial and capital markets; the Company's ability to maintain compliance with its debt covenants and amend such credit facilities as necessary; the Company's ability to successfully integrate acquired businesses into the Company and to realize the anticipated synergies and benefits; the Company's ability to successfully divest businesses; the Company's ability to successfully implement its business initiatives in each of its three business segments; slowing demand for the Company's products; the ability to maintain favorable supplier arrangements and relationships; disruptions in our suppliers' operations, including the impact of COVID-19 on our suppliers as well as our supply chain, including potential problems with inventory availability and the potential result of higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes, data security policies and requirements as well as privacy legislation; changes in general economic conditions, including unemployment, inflation (including the
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impact of tariffs) or deflation and the United Kingdom's exit from the European Union, commonly known as Brexit, and the unpredictability of the impact following such exit from the European Union; changes in tax policies; volatile exchange rates; volatility in oil prices; significant cost increases, such as rising fuel and freight expenses; labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; including as a result of the work from home environment; the uncertainties and costs of litigation; disruptions caused by a failure or breach of the Company's information systems, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2019, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (all of which risks may be amplified by the COVID-19 outbreak) and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended March 31,
(in thousands, except per share data)	2020	2019
Net sales	$4,559,532	$4,736,833
Cost of goods sold	3,058,741	3,228,665
Gross profit	1,500,791	1,508,168
Operating expenses:
Selling, administrative and other expenses	1,232,743	1,203,905
Depreciation and amortization	70,443	61,977
Provision for doubtful accounts	7,300	3,969
Restructuring costs	1,439	—
Total operating expenses	1,311,925	1,269,851
Non-operating (income) expenses:
Interest expense	20,969	23,883
Other	(11,048)	2,922
Total non-operating (income) expenses	9,921	26,805
Income before income taxes	178,945	211,512
Income taxes	42,410	51,262
Net income	$136,535	$160,250
Basic net income per common share	$0.94	$1.10
Diluted net income per common share	$0.94	$1.09
Dividends declared per common share	$.7900	$.7625
Weighted average common shares outstanding	145,052	145,981
Dilutive effect of stock options and non-vested restricted stock awards	571	713
Weighted average common shares outstanding – assuming dilution	145,623	146,694

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GENUINE PARTS COMPANY AND SUBSIDIARIES
SEGMENT INFORMATION
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2020	2019
Net sales:
Automotive	$2,581,636	$2,622,345
Industrial	1,509,841	1,635,423
Business products	468,055	479,065
Total net sales	$4,559,532	$4,736,833
Segment profit:
Automotive	$142,314	$179,228
Industrial	113,933	121,028
Business products	20,199	21,220
Total segment profit	276,446	321,476
Interest expense, net	(19,836)	(23,029)
Intangible asset amortization	(24,007)	(22,584)
Corporate expense	(52,742)	(30,237)
Other unallocated costs (1)	(916)	(34,114)
Income before income taxes	$178,945	$211,512

(1) The following table presents a summary of the other unallocated costs:

	Three Months Ended March 31,
(in thousands)	2020	2019
Other unallocated costs:
Gain on insurance proceeds related to SPR Fire	$12,283	$—
Transaction and other costs	(11,760)	(7,077)
Restructuring costs	(1,439)	—
Realized currency loss	—	(27,037)
Total other unallocated costs	$(916)	$(34,114)
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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share and per share data)	March 31, 2020	March 31, 2019
Assets
Current assets:
Cash and cash equivalents	$354,469	$356,925
Trade accounts receivable, less allowance for doubtful accounts (2020 – $38,519; 2019 – $27,443)	2,705,192	2,741,916
Merchandise inventories, net	3,698,928	3,684,580
Prepaid expenses and other current assets	1,234,461	1,102,970
Total current assets	7,993,050	7,886,391
Goodwill	2,206,650	2,192,143
Other intangible assets, less accumulated amortization	1,468,948	1,449,852
Deferred tax assets	61,572	21,178
Property, plant and equipment, less accumulated depreciation (2020 – $1,285,954; 2019 – $1,247,743)	1,180,205	1,044,788
Operating lease assets	1,049,538	953,553
Other assets	491,392	522,625
Total assets	$14,451,355	$14,070,530

Liabilities and equity
Current liabilities:
Trade accounts payable	$4,067,400	$4,058,211
Current portion of debt	908,865	1,032,382
Dividends payable	114,476	111,355
Other current liabilities	1,490,479	1,343,386
Total current liabilities	6,581,220	6,545,334
Long-term debt	2,726,391	2,389,244
Operating lease liabilities	803,565	716,677
Pension and other post–retirement benefit liabilities	249,887	222,415
Deferred tax liabilities	211,160	194,178
Other long-term liabilities	456,101	429,850
Equity:
Preferred stock, par value – $1 per share; authorized – 10,000,000 shares; none issued	—	—
Common stock, par value – $1 per share; authorized – 450,000,000 shares; issued and outstanding – 2020 – 144,249,343 shares; 2019 – 146,063,911 shares	144,249	146,064
Additional paid-in capital	103,878	77,424
Retained earnings	4,487,904	4,517,430
Accumulated other comprehensive loss	(1,333,329)	(1,189,987)
Total parent equity	3,402,702	3,550,931
Noncontrolling interests in subsidiaries	20,329	21,901
Total equity	3,423,031	3,572,832
Total liabilities and equity	$14,451,355	$14,070,530

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GENUINE PARTS COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
(in thousands)	2020	2019
Operating activities:
Net income	$136,535	$160,250
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	70,443	61,977
Share-based compensation	5,449	6,010
Excess tax benefits from share-based compensation	(221)	(3,812)
Other operating activities	176	27,037
Changes in operating assets and liabilities	(138,322)	(189,732)
Net cash provided by operating activities	74,060	61,730
Investing activities:
Purchases of property, plant and equipment	(45,414)	(45,621)
Proceeds from sale of property, plant and equipment	3,332	2,735
Proceeds from divestitures of businesses	10,442	12,028
Acquisitions of businesses and other investing activities	(3,833)	(153,180)
Net cash used in investing activities	(35,473)	(184,038)
Financing activities:
Proceeds from debt	1,318,905	1,350,002
Payments on debt	(1,057,667)	(1,092,115)
Share-based awards exercised	(341)	(6,839)
Dividends paid	(110,851)	(105,369)
Purchases of stock	(95,719)	—
Other financing activities	(871)	—
Net cash provided by financing activities	53,456	145,679
Effect of exchange rate changes on cash and cash equivalents	(14,566)	7
Net increase in cash and cash equivalents	77,477	23,378
Cash and cash equivalents at beginning of period	276,992	333,547
Cash and cash equivalents at end of period	$354,469	$356,925

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GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME AND GAAP DILUTED NET INCOME PER COMMON SHARE TO ADJUSTED DILUTED NET INCOME PER COMMON SHARE
(UNAUDITED)

			Amounts Per Share Assuming Dilution
	Three Months Ended March 31,		Three Months Ended March 31,
(in thousands, except per share data)	2020	2019	2020	2019
GAAP net income	$136,535	$160,250	$0.94	$1.09

Adjustments:
Gain on insurance proceeds related to SPR Fire (1)	(12,283)	—	(0.08)	—
Transaction and other costs (2)	11,760	7,077	0.08	0.05
Restructuring costs (3)	1,439	—	0.01	—
Realized currency loss (4)	—	27,037	—	0.18
Total adjustments	916	34,114	0.01	0.23
Tax impact of adjustments	(4,048)	(7,150)	(0.03)	(0.04)
Adjusted net income	$133,403	$187,214	$0.92	$1.28
Weighted average common shares outstanding – assuming dilution			145,623	146,694

The table below clarifies where the items that have been adjusted above to improve comparability of the financial information from period to period are presented in the consolidated statements of income.

	Three Months Ended March 31,
(in thousands)	2020	2019
Line item:
Selling, administrative and other expenses	$9,825	$7,077
Restructuring costs	1,439	—
Non-operating (income): Other	(10,348)	27,037
Total adjustments	$916	$34,114

(1) Adjustment reflects insurance recoveries in excess of losses incurred on inventory, property, plant and equipment and other fire-related costs related to the S.P. Richards Headquarters and Distribution Center.
(2) Adjustment reflects (i) $6.0 million of incremental costs associated with COVID-19 and (ii) costs associated with divestitures. COVID-19 related costs include incremental costs incurred relating to fees to cancel marketing events and increased cleaning and sanitization materials, among other things.
(3) Adjustment reflects restructuring costs related to the 2019 Cost Savings Plan announced in the fourth quarter of 2019. The costs are primarily associated with severance and other employee costs, including a voluntary retirement program, and facility and closure costs related to the consolidation of operations.
(4) Adjustment reflects realized currency loss related to the sale Grupo Auto Todo in March 2019.

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GENUINE PARTS COMPANY AND SUBSIDIARIES
RECONCILIATION OF CHANGES IN GAAP TOTAL NET SALES TO NET SALES EXCLUDING DIVESTITURES
(UNAUDITED)

	Three Months Ended March 31, 2020
	GAAP Total Net Sales	Divestitures	Net Sales Excluding Divestitures
Automotive	(1.6)%	(0.6)%	(1.0)%
Industrial	(7.7)%	(12.4)%	4.7%
Business Products	(2.3)%	(3.8)%	1.5%
Total Net Sales	(3.7)%	(4.8)%	1.1%

GENUINE PARTS COMPANY AND SUBSIDIARIES
CHANGE IN NET SALES SUMMARY
(UNAUDITED)

	Three Months Ended March 31, 2020
	Comparable Sales	Acquisitions	Divestitures	Foreign Currency	Other	Total Net Sales
Automotive	(5.0)%	5.3%	(0.6)%	(1.7)%	0.4%	(1.6)%
Industrial	(3.1)%	7.8%	(12.4)%	—%	—%	(7.7)%
Business Products	1.5%	—%	(3.8)%	—%	—%	(2.3)%
Total Net Sales	(3.5)%	5.3%	(4.8)%	(0.9)%	0.2%	(3.7)%